P.O. Box 25099  ▫  Richmond, VA 23260  ▫  Phone: (804) 359-9311  ▫  Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan	RELEASE: 2:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports First Quarter Earnings
Richmond, VA, August 3, 2010 / PRNEWSWIRE

HIGHLIGHTS

Later shipping timing reduces quarter results.
Diluted earnings per share decreased to $0.87 versus $1.47 last year.
Operating income at $41 million nears historical first quarter levels.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first quarter of fiscal year 2011, which ended on June 30, 2010, was $25.3 million, or $0.87 per diluted share. Those results reflected a 42% decline compared to the same period last year, when income was $43.7 million, or $1.47 per diluted share. Last year’s first quarter results were exceptionally strong, primarily due to the effect of earlier shipments of Brazilian and European tobacco in that quarter. Revenues for the first quarter of fiscal year 2011 of about $539 million were lower by about 13%.

Mr. Freeman stated, “Our fiscal year 2011 first quarter results faced difficult comparisons to last year’s very strong initial quarter, but were in line with historical trends for the first quarter. Although we expect shipment timing differences to correct during the remainder of the fiscal year, we face some challenges due to a smaller Brazilian crop, margin pressures in some areas as the cost of leaf increases, decreased customer demand due to softer cigarette sales, and changes in manufacturer sourcing methods.

“In June, Philip Morris International announced that, with the help of its two largest leaf suppliers, it will source a portion of its leaf requirements directly from farmers in Brazil, beginning with the crop that will be marketed in our fiscal year 2012. We have not yet completed the transaction with them yet but expect it to be finalized in the fall. Last year, Japan Tobacco Inc. announced its intention to source a portion of its leaf directly in the United States, Brazil, and Malawi, and we expect to see some volume reductions this year related to this initiative. However, we are aggressively working to replace those volumes and have had some success in Brazil and Africa. We have effectively managed change in our business in the past and believe that we are well positioned to respond to it now. We support all of our customers in their strategic endeavors, and we continue to believe that the dealer industry performs a critical function and brings value to the manufacturers. We expect fiscal year 2011 to be challenging, and at this time we remain cautiously optimistic that we will achieve our objectives in reducing costs, replacing volumes, and remaining competitive as we meet the changing needs of our customers. We have made a first step in cost reduction this quarter with a restructuring charge related to a personnel reduction in our U.S. operations. We will continue a strong focus on operating improvements and cost reductions as the year progresses.

-- M O R E --

Universal Corporation

“We estimate that worldwide dealer inventories of flue-cured and burley leaf are about 105 million kilos, compared to 70 million last year. Levels remain well below the long-term average, but we believe there is potential for oversupply in flue-cured tobacco. For this season, lower flue-cured crops in Brazil and the United States are being offset by projected increases in Tanzania and Zimbabwe. The level of manufacturers’ inventory durations and future supply forecasts also affect market balance.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Operating income for our flue-cured and burley tobacco operations decreased by 44% to $36 million. Similarly, revenues for those operations declined by 17% to $465 million. That performance includes results from our North America and Other Regions segments. Comparisons for the Other Regions segment results were significantly impacted by early shipments in the first quarter last year in South America and Europe. South America volumes this year were also reduced somewhat by the smaller Brazilian crop caused by excess rain. The effect of these changes in South America was mitigated by lower selling, general, and administrative costs in the region on currency benefits and an accrual in the prior year related to our Foreign Corrupt Practices Act (“FCPA”) matter. Results for Europe were also reduced on lower margins this year coupled with the translation effect of the weaker euro. Revenues for the Other Regions segment fell by 23%, primarily reflecting the shipment timing factors. Compared to last year’s first quarter, both revenues and operating income for the North America segment improved in its seasonally low period, driven by increased sales of carryover stocks.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income declined by about $3 million due primarily to lower results from the oriental tobacco joint venture. Reduced volumes and lower margins combined with lower currency gains this year depressed results for this business. Dark tobacco results improved slightly as overhead cost savings offset reduced margins and lower volumes in some areas. Revenues for this segment increased by 26% to $74 million primarily related to the timing of customer deliveries by our just-in-time services group and the timing of oriental tobacco shipments into the United States, neither of which had a commensurate effect on segment operating income.

OTHER ITEMS:

Cost of sales decreased by 8% to $437 million in the quarter on lower volumes shipped, partly offset by higher overall leaf purchasing costs. Selling, general, and administrative costs decreased by 14% due to lower currency remeasurement and exchange losses in the current year, and prior year accruals for costs associated with the FCPA matter. Interest expense was down in part because of interest costs accrued in last year’s quarter related to the FCPA matter. In addition, we benefited from additional fixed to floating rate interest rate swaps entered after last year’s first quarter. The effective income tax rate for the quarter of approximately 34% was comparable to the effective rate for the same quarter last year and lower than the 35% U.S. federal statutory rate.

-- M O R E --

Universal Corporation

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 20010, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2010.

At 5:00 p.m. (Eastern Time) on August 3, 2010, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until August 24, 2010, by dialing (800) 642-1687. The confirmation number to access the replay is 92015856.

Headquartered in Richmond, Virginia, Universal Corporation is the world's leading tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2010, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)
Sales and other operating revenues	$538,916	$616,112
Costs and expenses
Cost of goods sold	436,679	476,748
Selling, general and administrative expenses	60,183	69,592
Restructuring costs	949	—
Operating income	41,105	69,772
Equity in pretax earnings of unconsolidated affiliates	378	3,641
Interest income	444	565
Interest expense	5,126	8,155
Income before income taxes and other items	36,801	65,823
Income taxes	12,383	22,019
Net income	24,418	43,804
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	902	(59)
Net income attributable to Universal Corporation	25,320	43,745
Dividends on Universal Corporation convertible perpetual preferred stock	(3,712)	(3,712)
Earnings available to Universal Corporation common shareholders	$21,608	$40,033

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.89	$1.60
Diluted	$0.87	$1.47

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)

	June 30, 2010	June 30, 2009	March 31, 2010
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$61,781	$131,167	$245,953
Accounts receivable, net	221,053	229,764	266,960
Advances to suppliers, net	122,878	141,383	167,400
Accounts receivable - unconsolidated affiliates	42,403	15,654	11,670
Inventories - at lower of cost or market:
Tobacco	1,152,427	886,232	812,186
Other	66,183	66,851	52,952
Prepaid income taxes	14,062	14,238	13,514
Deferred income taxes	46,058	43,385	47,074
Other current assets	72,042	80,031	75,367
Total current assets	1,798,887	1,608,705	1,693,076

Property, plant and equipment
Land	15,740	16,002	16,036
Buildings	262,468	254,846	266,350
Machinery and equipment	535,480	507,681	532,824
	813,688	778,529	815,210
Less accumulated depreciation	(486,576)	(462,266)	(485,723)
	327,112	316,263	329,487
Other assets
Goodwill and other intangibles	105,409	106,030	105,561
Investments in unconsolidated affiliates	95,494	112,781	106,336
Deferred income taxes	28,627	20,393	30,073
Other noncurrent assets	101,870	91,297	106,507
	331,400	330,501	348,477

Total assets	$2,457,399	$2,255,469	$2,371,040

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)

	June 30, 2010	June 30, 2009	March 31, 2010
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Notes payable and overdrafts	$298,899	$171,125	$177,013
Accounts payable and accrued expenses	239,451	281,336	259,576
Accounts payable - unconsolidated affiliates	977	100	6,464
Customer advances and deposits	144,477	57,288	107,858
Accrued compensation	17,978	20,818	30,097
Income taxes payable	13,958	8,839	18,991
Current portion of long-term obligations	5,000	79,500	15,000
Total current liabilities	720,740	619,006	614,999

Long-term obligations	418,547	329,596	414,764

Pensions and other postretirement benefits	98,686	94,219	96,888

Other long-term liabilities	65,412	81,639	69,886

Deferred income taxes	38,627	51,226	46,128

Total liabilities	1,342,012	1,175,686	1,242,665

Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at June 30, 2009, and March 31, 2010)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,155,316 shares issued and outstanding (24,901,506 at June 30, 2009, and 24,325,228 at March 31, 2010)	194,960	195,437	195,001
Retained earnings	768,772	712,684	767,213
Accumulated other comprehensive loss	(66,242)	(45,207)	(52,667)
Total Universal Corporation shareholders' equity	1,110,513	1,075,937	1,122,570

Noncontrolling interests in subsidiaries	4,874	3,846	5,805

Total shareholders' equity	1,115,387	1,079,783	1,128,375

Total liabilities and shareholders' equity	$2,457,399	$2,255,469	$2,371,040

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,418	$43,804
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	10,823	9,902
Amortization	412	504
Provisions for losses on advances and guaranteed loans to suppliers	2,991	583
Foreign currency remeasurement loss, net	1,876	6,261
Restructuring costs	949	—
Other, net	(1,023)	13,825
Changes in operating assets and liabilities, net	(303,270)	(126,603)
Net cash used by operating activities	(262,824)	(51,724)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(13,154)	(11,158)
Proceeds from sale of property, plant and equipment, and other	945	1,813
Net cash used by investing activities	(12,209)	(9,345)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	127,985	(3,124)
Repayment of long-term obligations	(10,000)	—
Repurchase of common stock	(10,933)	(2,981)
Dividends paid on convertible perpetual preferred stock	(3,712)	(3,712)
Dividends paid on common stock	(11,427)	(11,461)
Net cash provided (used) by financing activities	91,913	(21,278)

Effect of exchange rate changes on cash	(1,052)	888
Net decrease in cash and cash equivalents	(184,172)	(81,459)
Cash and cash equivalents at beginning of year	245,953	212,626
Cash and cash equivalents at end of period	$61,781	$131,167

See accompanying notes.

-- M O R E --

Universal Corporation

NOTE 1.   BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

NOTE 2.   GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2010, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $46 million ($62 million face amount including unpaid interest, less $16 million recorded for the fair value of the guarantees). About 60% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at June 30, 2010, was the face amount ($62 million) including unpaid accrued interest ($82 million as of June 30, 2009, and $112 million at March 31, 2010). The fair value of the guarantees was a liability of approximately $16 million at June 30, 2010 ($36 million at June 30, 2009, and $26 million at March 31, 2010). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $47 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

-- M O R E --

Universal Corporation

NOTE 3.   EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.
	Three Months Ended June 30,
(in thousands, except per share data)	2010	2009

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$25,320	$43,745
Less: Dividends on convertible perpetual preferred stock	(3,712)	(3,712)
Earnings available to Universal Corporation common shareholders
for calculation of basic earnings per share	21,608	40,033

Denominator for basic earnings per share
Weighted average shares outstanding	24,213	24,985

Basic earnings per share	$0.89	$1.60

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$21,608	$40,033
Add: Dividends on convertible perpetual preferred stock (if
conversion assumed)	3,712	3,712
Earnings available to Universal Corporation common shareholders
for calculation of diluted earnings per share	25,320	43,745

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,213	24,985
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,742	4,728
Employee share-based awards	260	131

Denominator for diluted earnings per share	29,215	29,844

Diluted earnings per share	$0.87	$1.47

For the three months ended June 30, 2010 and 2009, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive. These awards included stock appreciation rights and stock options totaling 657,401 shares at a weighted average exercise price of $52.65 for the quarter ended June 30, 2010, and 959,439 shares at a weighted average exercise price of $46.79 for the quarter ended June 30, 2009.

-- M O R E --

Universal Corporation

NOTE 4.   SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2010	2009

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$63,167	$36,132
Other regions (1)	401,819	521,172
Subtotal	464,986	557,304
Other tobacco operations (2)	73,930	58,808

Consolidated sales and other operating revenues	$538,916	$616,112

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$3,692	$306
Other regions (1)	32,327	63,909
Subtotal	36,019	64,215
Other tobacco operations (2)	6,413	9,198

Segment operating income	42,432	73,413

Less: Equity in pretax earnings of unconsolidated affiliates (3)	378	3,641
Restructuring costs (4)	949	—

Consolidated operating income	$41,105	$69,772

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations.  Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

# # #